EXHIBIT 99.1

111 Huntington Avenue

Boston, MA 02199

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Michael Walsh Senior Vice President, Finance (617) 236-3410	Marilynn Meek – General Info. (212) 827-3773

Kathleen	DiChiara
Investor	Relations Manager
(617)	236-3343

BOSTON PROPERTIES ANNOUNCES

POSSIBLE SALE OF TWO CORE ASSETS

BOSTON, MA, March 30, 2006 – Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, announced today that it is in discussions regarding the possible sale of two of its core office properties located in New York City. The Company anticipates that these properties could generate gross sale proceeds in excess of $2 billion in the aggregate. To the extent one or both of these properties are sold, the Company currently expects that it would distribute at least the amount of proceeds necessary to avoid paying a corporate level tax on the applicable gains realized from the sale of the assets, estimated to be in excess of $1 billion. The Company intends to use the remaining net proceeds from the sale of these assets to fund attractive development opportunities or asset acquisitions, reduce outstanding indebtedness, repurchase shares of common stock, declare a special dividend or retain cash for future investment opportunities.

The Company has not yet entered into a contract for the sale of these assets, and there can be no assurances that these assets will in fact be sold or, if sold, what the gross proceeds from the sale would be. The Company intends to update its earnings guidance to reflect the sale of any of the Company’s assets, the use of proceeds from such sales, and related factors that affect the Company’s results of operations at the appropriate time. A copy of the Company’s press release, dated March 30, 2006, relating to these sale discussions is attached hereto as Exhibit 99.1 and by this reference made a part hereof.

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class A office properties and also includes two hotels. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in five markets – Boston, Midtown Manhattan, Washington, D.C., San Francisco and Princeton, N.J.

Visit the Company’s web site at http://www.bostonproperties.com.

Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the effects of local economic and market conditions, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise, including its guidance for the first quarter and full fiscal year 2006.